Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Form SB-2 (Reg. No. 333-109363),  Form S-3 (Reg. No. 333-130363), and Form S-8 (Reg. No. 333-128814) of Sun American Bancorp of our report dated February 23, 2006 on the financial statements of Sun American Bancorp appearing in the 2005 Form 10-KSB of Sun American Bancorp.

Crowe Chizek and Company LLC

Fort Lauderdale, Florida

March 28, 2006